Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPEN TEXT CORPORATION,

SCENIC MERGER CORP.

AND

VIGNETTE CORPORATION

Dated as of May 5, 2009

ARTICLE I	DEFINITIONS & INTERPRETATIONS	2

1.1	Certain Definitions	2
1.2	Additional Definitions	12
1.3	Certain Interpretations	13

ARTICLE II	THE MERGER	14

2.1	The Merger	14
2.2	The Closing	14
2.3	Effective Time of the Merger	14
2.4	Effect of the Merger	15
2.5	Organizational Documents of the Surviving Corporation	15
2.6	Directors and Officers of the Surviving Corporation	15
2.7	Effect of Merger on Capital Stock of Constituent Corporations	15
2.8	Company Options	18
2.9	Exchange Fund; Exchange of Shares	19
2.10	No Further Ownership Rights in Company Common Stock	22
2.11	Lost, Stolen or Destroyed Certificates	22
2.12	Taking of Necessary Further Action	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22

3.1	Organization and Standing	23
3.2	Corporate Approvals	23
3.3	Non-contravention; Required Consents	24
3.4	Capitalization	24
3.5	Company Subsidiaries	26
3.6	Company SEC Reports	27
3.7	Company Financial Statements	27
3.8	No Undisclosed Liabilities	28
3.9	Absence of Certain Changes	29
3.10	Compliance with Laws and Orders	29
3.11	Permits	29
3.12	Litigation; Orders; Regulatory Agreements	30
3.13	Material Contracts	30
3.14	Taxes	32
3.15	Employee Benefits	34
3.16	Labor Matters	37
3.17	Real Property	38
3.18	Environmental Matters	38
3.19	Personal Property and Company Assets	38
3.20	Intellectual Property	39
3.21	Insurance	41
3.22	Customers	42
3.23	Warranty and Related Matters	42
3.24	Related Party Transactions	42
3.25	State Anti-Takeover Statutes	43
3.26	Brokers	43

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3.27	Opinion of Financial Advisor	43
3.28	Proxy Statement and Other Required Company Filings	43

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	44

4.1	Organization; Good Standing	44
4.2	Authorization; Board Approvals	44
4.3	Non-contravention; Required Consents	45
4.4	Capitalization	45
4.5	Parent SEC Reports	46
4.6	Parent Financial Statements	47
4.7	No Undisclosed Liabilities	48
4.8	Absence of Certain Changes	48
4.9	Legal Proceedings; Orders	48
4.10	Proxy Statement; Other Required Filings	48
4.11	Operations of Merger Sub	49
4.12	Ownership of Company Capital Stock	49
4.13	Brokers	49
4.14	Sufficient Funds	49

ARTICLE V	INTERIM CONDUCT OF BUSINESS	49

5.1	Affirmative Obligations of the Company	49
5.2	Negative Obligations of the Company	50

ARTICLE VI	ADDITIONAL AGREEMENTS	52

6.1	No Solicitation	52
6.2	Reasonable Best Efforts to Complete	54
6.3	Second Merger	55
6.4	Loan Alternative	55
6.5	Regulatory Filings	56
6.6	Anti-Takeover Laws	57
6.7	Registration Statement; Proxy Statement	57
6.8	Company Stockholder Meeting	59
6.9	Company Board Recommendation	60
6.10	Access; Notice and Consultation	61
6.11	Confidentiality	62
6.12	Public Disclosure	62
6.13	Employee Matters	62
6.14	Directors’ and Officers’ Indemnification and Insurance	63
6.15	Resignation of Directors of Company Subsidiaries	65
6.16	Section 16 Resolutions	65
6.17	Nasdaq Listing; Toronto Stock Exchange Listing	65
6.18	Stock Exchange De-listing	66
6.19	Obligations of the Merger Sub	66

ARTICLE VII	CONDITIONS TO THE MERGER	66

7.1	Conditions to Each Party’s Obligations to Effect the Merger	66

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7.2	Additional Conditions to the Obligations of Parent and Merger Sub	67
7.3	Additional Conditions to the Company’s Obligations to Effect the Merger	68

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	69

8.1	Termination	69
8.2	Notice of Termination; Effect of Termination	71
8.3	Fees and Expenses	71
8.4	Amendment	73
8.5	Extension; Waiver	73

ARTICLE IX	GENERAL PROVISIONS	73

9.1	Survival of Representations, Warranties and Covenants	73
9.2	Notices	74
9.3	Assignment	75
9.4	Entire Agreement	75
9.5	Third Party Beneficiaries	75
9.6	Severability	76
9.7	Other Remedies	76
9.8	Governing Law	76
9.9	Specific Performance	76
9.10	Consent to Jurisdiction	77
9.11	WAIVER OF JURY TRIAL	77
9.12	Counterparts	77
9.13	Interpretation	77

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2009 by and among OPEN TEXT CORPORATION, a Canadian corporation (“Parent”), SCENIC MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and VIGNETTE CORPORATION, a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, each of the respective Board of Directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company will continue as the surviving corporation of the Merger and each share of the Company Common Stock (as defined below) outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company have entered into voting agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms of the Voting Agreements, to vote or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company Common Stock beneficially owned by such stockholders in favor of the adoption and approval of this Agreement.

WHEREAS, in connection with the transactions contemplated herein, the Company is amending the Stockholder Rights Agreement (as defined below) to render the Stockholder Rights Agreement inapplicable to this Agreement and the Merger and to ensure that the rights granted pursuant to the Stockholder Rights Agreement shall not become exercisable by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its (their) Representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) Representatives named therein) than the terms of the Confidentiality Agreement. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

(b) “Acquisition Proposal” shall mean any offer or proposal made by any Person or Persons (other than an offer or proposal by Parent or Merger Sub) contemplating or otherwise relating to an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of (A) shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such tender or exchange offer or (B) any class of capital stock of, or other equity or voting interest in, any Company Subsidiary holding, directly or indirectly, individually or taken together, the business or assets referred to in (ii) immediately below;

(ii) any direct or indirect purchase, lease, license, transfer, exchange or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of the assets or business that constitute or represent more than twenty percent (20%) of the total revenue, operating income, EBITDA, or consolidated assets (such assets to be measured by the fair market value thereof as of the date of such sale, lease, license, transfer, exchange, acquisition or disposition) of the Company and its Subsidiaries taken as a whole; or

(iii) any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the

Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would acquire shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding prior to giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2008.

(g) “Audited Parent Balance Sheet” shall mean the consolidated balance sheet of Parent and its consolidated Subsidiaries as of June 30, 2008 included in Parent’s Annual Report on Form 10-K filed by Parent with the SEC for the year ended December 31, 2008.

(h) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in the State of Texas are authorized or required by Law or other governmental action to close.

(i) “Certificate” shall mean a certificate representing outstanding shares of Company Common Stock.

(j) “CFIUS” means the Committee on Foreign Investment in the United States.

(k) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(l) “Company Board” shall mean the Board of Directors of the Company.

(m) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(n) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(o) “Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent on the date of this Agreement.

(p) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” shall mean any fact, change, event, condition, circumstance, development or effect (each, an “Effect”) that individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business);

(ii) conditions (or changes in such conditions) in the industries in which the Company or any of its Subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business);

(iii) any failure of the Company to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth in this definition of a “Company Material Adverse Effect”, the underlying cause(s) of any such failure, as well as the business and financial performance of the Company, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or may, would or could occur);

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which the Company or any of its Subsidiaries operate or conduct business;

(v) the public announcement or pendency of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action expressly required or contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement;

(vii) changes in Law applicable to the Company or any of its Subsidiaries;

(viii) changes in GAAP (or the interpretation thereof);

(ix) in and of itself, any decrease in the market price or change in the trading volume of the Company Common Stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or may, would or could occur);

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi) any facts expressly set forth in the Company Disclosure Letter relating to matters as of or prior to the date hereof, but only to the extent any such fact is readily apparent from the text setting forth such fact in the Company Disclosure Letter.

(r) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(s) “Company Option Plans” shall mean the Company’s (i) 1995 Stock Option/Stock Issuance Plan; (ii) 1999 Equity Incentive Plan; (iii) 1999 Supplemental Stock Option Plan; (iv) 1999 Non-Employee Directors Option Plan; (v) Employee Stock Purchase Plan; (vi) the International Employee Stock Purchase Plan; (vii) the 2009 Stock Option Plan, and (viii) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(t) “Company Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

(u) “Company Stock-Based Awards” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Option Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

(v) “Company Stock Purchase Plans” shall mean the Company’s Employee Stock Purchase Plan and International Employee Stock Purchase Plan.

(w) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(x) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).”

(y) “Continuing Employee” shall mean each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of the Company, Parent or any Subsidiary of Parent immediately following the Effective Time.

(z) “Contract” shall mean any contract, agreement, subcontract, note, bond, mortgage, indenture, lease, license, or sublicense.

(aa) “Delaware Law” shall mean the DGCL and any other applicable Law or Order of the State of Delaware.

(bb) “DOL” shall mean the United States Department of Labor or any successor thereto.

(cc) “EBITDA” means the Company’s consolidated net income before deductions for interest, taxes, depreciation and amortization, the components of which shall be determined in accordance with GAAP as applied by the Company.

(dd) “Environmental Law” shall mean any and all laws relating to pollution or protection of the environment or exposure of any Person to or release of Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “FTC” shall mean the U.S. Federal Trade Commission, or any successor thereto.

(hh) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ii) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, whether local or foreign.

(jj) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

(kk) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ll) “Intellectual Property Rights” shall mean all worldwide rights in patents, patent applications, trademarks, service marks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), industrial designs, technology, software, mask works, Trade Secrets, know-how, technical documentation, inventions, devices, methods, processes, specifications, data, designs and other intellectual property and proprietary rights, including those under development, whether or not any of the foregoing are registered or on file with a governmental or quasi-governmental agency or registry.

(mm) “IRS” shall mean the U.S. Internal Revenue Service.

(nn) “Knowledge” means such facts and other information that as of the date of determination are known to, in the case of the Company, Michael Aviles, Patrick Kelly, Bryce Johnson or Somesh Singh, and in the case of Parent or Merger Sub, John Shackleton, Paul McFeeters, John Trent or Kirk Roberts, in each case after reasonable inquiry.

(oo) “Law” means any federal, state, local or foreign law, statute, ordinance or regulation.

(pp) “Legal Proceeding” shall mean any lawsuit, litigation, arbitration or other legal proceeding brought by or pending before any Governmental Authority or any arbitrator or arbitration panel.

(qq) “Maintenance Customer” shall mean each of the twenty-five (25) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for maintenance services for the fiscal year ended December 31, 2008.

(rr) “Major Customer” shall mean each of the twenty-five (25) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for the fiscal year ended December 31, 2008.

(ss) “Merger Consideration” shall mean, with respect to each share of Company Common Stock, the Cash Consideration and the Stock Consideration.

(tt) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(uu) “Open Source License” shall mean any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

(vv) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Law.

(ww) “Parent Board” shall mean the board of directors of Parent.

(xx) “Parent Capital Stock” shall mean the Parent Common Stock and the Parent Preferred Stock.

(yy) “Parent Common Stock” shall mean the common shares without par value of Parent.

(zz) “Parent Material Adverse Effect” shall mean any Effect that individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic or political conditions (or changes in such conditions) in the United States or any other country or region in the world in which Parent or any of its Subsidiaries operate or conduct business, the industries therein or conditions in the global economy generally (in any case only to the extent such Effect has not had a disproportionate impact on Parent relative to other companies in the industries in which Parent and its Subsidiaries operate or conduct business);

(ii) conditions (or changes in such conditions) in the industries in which the Parent or any of its Subsidiaries operate or conduct business, including conditions (or changes in such conditions) in the software industry generally (in any case only to the extent such Effect has not had a disproportionate impact on Parent relative to other companies in the industries in which Parent and its Subsidiaries operate or conduct business);

(iii) any failure of Parent to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth in this definition of a “Parent Material Adverse Effect”, the underlying cause(s) of any such failure, as well as the business and financial performance of Parent, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur);

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which Parent or any of its Subsidiaries operate or conduct business, and any other force majeure events in the United States or any other country or region in which Parent or any of its Subsidiaries operate or conduct business;

(v) the public announcement or pendency of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action expressly required or contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement;

(vii) changes in Law applicable to Parent;

(viii) changes in GAAP (or the interpretation thereof);

(ix) in and of itself, any decrease in the market price or change in the trading volume of the Parent Common Stock (it being understood that the factors and circumstances giving rise to such decrease or change may be deemed to constitute, and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur); and

(x) any legal proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

(aaa) “Parent Preferred Stock” shall mean the first preference shares without par value of Parent.

(bbb) “Permitted Liens” shall mean any of the following: (i) liens for Taxes, assessments and governmental charges or levies that in any event either are not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are in any event not yet due or that are being contested in good faith and by appropriate proceedings; (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) of real property, and zoning, building and other similar codes or restrictions on real property, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (iv) liens the existence of which are expressly disclosed with particularity in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC; and (v) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(ccc) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(ddd) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Authority.

(eee) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(fff) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ggg) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhh) “Significant Subsidiaries” shall mean Vignette Europe Limited (UK), Vignette Pty Limited (Australia), Vignette Iberica S.L. (Spain), Vignette do Brasil Ltda (Brazil) and Vignette SARL (France).

(iii) “Source Code” shall mean software code, which may be printed out or displayed in human readable form or from which object or other executable code can be derived by compilation or otherwise.

(jjj) “Stockholder Rights Agreement” means that certain Rights Agreement dated as of April 25, 2002, between the Company and Mellon Investor Services, LLC.

(kkk) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned,

or the power to direct the policies, management and affairs of such corporation is held, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

(lll) “Superior Proposal” shall mean an unsolicited, bona fide, third party written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel and taking into consideration all financial, regulatory, legal and other aspects of such Acquisition Proposal, including the likelihood of consummation and certainty of financing) would be more favorable to the Company Stockholders than the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”

(mmm) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, charges, fees, levies, penalties or other assessments, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, service, license, net worth, franchise, withholding, payroll, recapture, social security, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement).

(nnn) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(ooo) “Trade Secrets” shall mean any information belonging to or in Company’s possession (without regard to form) including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, computer software, flow charts, devices, methods, techniques, drawings, processes, product specifications, financial data, financial plans, product plans, market feasibility studies, designs and design concepts, documents and manuals related to product plans, designs and design concepts, or lists (whether in written form or otherwise) of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other

Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information described in the section obtained from a third party.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Book-Entry Shares	2.9(b)(i)
Cancelled Company Shares	2.7(b)(iv)
Capitalization Date	3.4(a)
Cash Consideration	2.7(b)(i)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreements	3.16(a)
Company	Preamble
Company Assets	3.19
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	6.9(a)
Company Insiders	6.16
Company Registered Intellectual Property	3.20(a)
Company Restricted Stock	2.7(b)(vi)
Company SEC Reports	3.6
Company Securities	3.4(c)
Company Stockholder Meeting	6.8
Company Termination Fee	8.3(b)(i)
Company Voting Proposal	6.8
Confidentiality Agreement	6.11
Consent	3.3(b)
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Company Shares	2.7(b)(v)
Effective Time	2.3
Employee Plans	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Agent	2.9(a)
Exchange Fund	2.9(a)
Final Exercise Date	2.8(e)
Foreign Employees	3.15(j)
Funded International Employee Plan	3.15(c)
Indemnified Persons	6.14(a)
In-Licenses	3.20(i)

Term	Section Reference
International Employee Plans	3.15(a)
IP Licenses	3.20(j)
Leased Real Property	3.17
Leases	3.17
Letter of Transmittal	2.9(b)(i)
Material Contract	3.13(a)
Material Customer Agreements	3.13(a)(iv)
Merger	Recitals
Merger Consideration	2.7(b)(i)
Merger Sub	Preamble
Other Required Company Filing	3.28(a)
Other Required Company Filings	3.28(a)
Other Required Parent Filing	4.10(b)
Other Required Parent Filings	4.10(b)
Out-Licenses	3.20(j)
Parent	Preamble
Parent SEC Reports	4.5
Parent Securities	4.4(b)
Proxy Statement	3.28(a)
Qualifying Amendment	6.7(c)
Registration Statement	6.7(a)
Regulation M-A Filing	6.7(d)
Representatives	6.1(b)
Requisite Company Stockholder Approval	3.2(a)
Stock Consideration	2.7(b)(i)
Subsidiary Securities	3.5(c)
Surviving Corporation	2.1
Termination Date	8.1(c)
Voting Agreements	Recitals
WARN	3.16(d)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or Order, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) All monetary amounts herein shall be denominated in U.S. Dollars unless otherwise expressly noted.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company in the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing is to take place pursuant hereto is referred to herein as the “Closing Date.”

2.3 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger substantially in the form as attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the

Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Organizational Documents of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.14, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Vignette Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.14, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect of Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(a) Merger Sub Capital Stock. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 1,000 fully paid and nonassessable shares of Series A Preferred Stock of the Surviving Corporation. In exchange for, and in consideration of, Parent issuing and delivering (on behalf of the Merger Sub) at or promptly following the Effective Time shares of Parent Common Stock for the Merger and paying the Surviving Corporation $10.00 (or such other amount as is agreed by the Surviving Corporation and Parent), the Surviving Corporation will issue to Parent at the Effective Time 1,000 (or such other number as is agreed to by the Surviving Corporation and Parent) fully paid and nonassessable shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive (1) $8.00 in cash, without interest thereon (such per share cash amount being referred to herein as the “Cash Consideration”) and (2) 0.1447 of one validly issued, fully paid and nonassessable share of Parent Common Stock (such per share amount being referred to herein as the “Stock Consideration”). The Merger Consideration shall be paid thereon upon the surrender of the Certificate representing such share of Company Common Stock (or the receipt of an agent’s message in the case of Book-Entry Shares) in the manner set forth in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 2.11). For all purposes of and under this Agreement, the term “Merger Consideration” shall mean, with respect to a share of Company Common Stock representing the right to receive such consideration, the Cash Consideration and the Stock Consideration.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, (A) the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (i) Parent issues additional shares of Parent Common Stock and receives consideration for such shares, or (ii) Parent issues employee or director stock grants or similar equity awards or stock exercisable pursuant to equity awards; and (B) the Cash Consideration and the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify in any respect the restrictions set forth in Article V). Furthermore, notwithstanding anything to the contrary set forth in this Agreement, the Cash Consideration shall be increased by an amount equal to the product of (x) the Stock Consideration times (y) the per share amount of any cash dividend declared by Parent in respect of the Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(iii) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or pursuant to this Agreement, and in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall be entitled to receive from Parent, upon surrender of such holder’s Certificate(s) in the manner set forth in Section 2.9, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the average of the closing prices of Parent Common Stock on Nasdaq for the five (5) trading days immediately preceding the Closing Date.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, each share of Company Common Stock owned by Parent, any Subsidiary of Parent or the Company (collectively, “Cancelled Company Shares”), in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(v) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, and such holder of Dissenting Company Shares shall receive the Merger Consideration upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 2.9. The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (y) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(vi) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger (“Company Restricted Stock”), then notwithstanding any other provision of this Agreement, each holder of shares of Company Restricted Stock shall have the right to receive the Merger Consideration with respect to such shares in accordance with Section 2.7(b), and such shares shall be cancelled and extinguished and automatically converted into the right to receive Merger Consideration in accordance with Section 2.7(b), which Stock Consideration or Cash Consideration shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including restrictions on transferability), and the certificates representing any shares of Parent Common Stock issued in respect thereof may be marked with appropriate legends reflecting the foregoing. To the extent any shares of Company Restricted Stock are converted into the right to receive Cash Consideration, such Cash Consideration shall vest and become payable on the date that the Company Restricted Stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled payroll date of Parent (or a Subsidiary of Parent) following the vesting date applicable to such payment.

2.8 Company Options.

(a) At the Effective Time, all Company Options outstanding and unexercised, whether or not vested or exercisable, immediately prior to the Effective Time shall be cancelled and no longer outstanding. All Company Options shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the applicable payment, if any, pursuant to this Section 2.8.

(b) Company Options with per share exercise prices less than the value of the Cash Consideration, shall be converted, as of the Effective Time, into the right to receive (A) an amount in cash equal to the product of (i) the Cash Consideration reduced by the applicable per share exercise price of such Company Option, and (ii) the number of shares subject to such Company Option as of the Effective Time; and (B) such number of shares of Parent Common Stock equal to the product of (i) the Stock Consideration, and (ii) the number of shares subject to such Company Option as of the Effective Time. For the purposes of this Section 2.8(b), an amount necessary to satisfy the applicable minimum withholding tax obligation shall first be reduced from the amount of the cash payment to be received pursuant to subsection (A) of this Section 2.8(b) and then, if necessary, from the number of shares of Parent Common Stock issued pursuant to subsection (B) of this Section 2.8(b). For purposes of this Section 2.8(b), the value of the Stock Consideration shall be based on the most recent closing price of the Parent Company Common Stock prior to the date of the Closing.

(c) Company Options with per share exercise prices less than the value of the Merger Consideration, but greater than, or equal to, the Cash Consideration, shall be converted, as of the Effective Time, into the right to receive, in shares of Parent Common Stock, an amount equal to the product of (i) the excess, if any, of the value of the Merger Consideration over the applicable per share exercise price of such Company Option, and (ii) the number of shares subject to such Company Option as of the Effective Time. For the purposes of this Section 2.8(c), the number of shares of Parent Common Stock issued shall be reduced in an amount necessary to satisfy the applicable minimum withholding tax obligation. For purposes of this Section 2.8(c), the value of the Stock Consideration shall be based on the most recent closing price of the Parent Company Common Stock prior to the date of the Closing.

(d) The Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions or use its reasonable best effort to take such other actions as are required to provide for the cancellation of each Company Stock Option as provided in this Section 2.8. Parent shall pay the applicable payment required by this Section 2.8 as soon as practical after the Closing. Parent and the Company shall work together in good faith to determine the most efficient manner to provide such payments in order to ensure that all applicable payroll taxes which are required to be remitted by the Company are properly paid.

(e) With respect to the Company Stock Purchase Plans, the Company shall take all necessary action to (i) terminate the current Offering Period and Contribution Period (each as defined under the applicable Company Stock Purchase Plan) effective as of the day immediately prior to the Effective Time (the “Final Exercise Date”); (ii) provide that no further Offering Periods shall commence under the Company Stock Purchase Plans on or following the Final Exercise Date; and (iii) terminate the Company Stock Purchase Plans as of the Final Exercise Date. Each outstanding option under the Company Stock Purchase Plans on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the applicable Company Stock Purchase Plan.

2.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Prior to the date on which Parent and the Company shall disseminate the Proxy Statement, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).

(ii) As soon as practicable following the Effective Time, Merger Sub (or Parent on behalf of Merger Sub) shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article II, the following:

(A) a number of shares of Parent Common Stock equal to the aggregate Stock Consideration issuable pursuant to Section 2.7(b)(i);

(B) cash in an amount equal to the aggregate Cash Consideration payable pursuant to Section 2.7(b)(i); and

(C) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.7(b)(iii) and any dividends or other distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.9(c).

All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 2.7(b).

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Merger Sub shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time, and each holder of record of Book-Entry Shares as of immediately prior to the Effective Time (other than any holders of record that have surrendered a Certificate or Book-Entry Shares to the Exchange Agent) with, (A) a letter of transmittal, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) (collectively, the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates (or uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”)) in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 2.7(b)) and any dividends or other distributions to which such holders is entitled to receive pursuant to Section 2.9(c).

(ii) Upon surrender of Certificates for cancellation to the Exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with the Letter of Transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(b) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law or Order), (B) the cash amounts such holders are entitled to receive pursuant to Section 2.7(b), (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.7(b)(iii), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.9(c), and any Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 2.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration issuable and payable in respect thereof and any dividends or distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Dividends and Other Distributions. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 2.7(b)(iii), will be paid to the holders of any unsurrendered Certificates or Book-Entry

Shares with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates or Book-Entry Shares shall surrender such Certificates or Book-Entry Shares in accordance with the terms of Section 2.9(b). Subject to applicable Law or Order, promptly following the surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership. In the event that shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (including as a result of a transfer of ownership of shares of Company Common Stock that has not been registered in the stock transfer books or ledger of the Company), it will be a condition of the issuance of such shares of Parent Common Stock that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation, or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is twelve (12) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 2.9 shall thereafter look only to Parent for issuance or payment of the Merger Consideration issuable and payable in respect thereto pursuant to Section 2.7(b) and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.9(c).

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock and holders of Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions issuable or payable in respect thereof pursuant to Section 2.9(c) upon the surrender thereof in accordance with the provisions of Section 2.9. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(b) and Section 2.9(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or distributions issuable or payable in respect thereof pursuant to Section 2.9(c); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in (A) the corresponding section or subsection of the Company Disclosure Letter or (B) any other section or subsection of the Company Disclosure Letter solely to the extent that it is reasonably apparent from the text of the disclosure set forth therein that such disclosure applies to the representations and warranties set forth in another section or subsection of this Article III, or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (excluding disclosures set forth in any risk factor section or forward looking statements contained therein) filed by the Company with the SEC, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company is duly licensed and qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such licensing or qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Certificate of Incorporation or its Bylaws.

3.2 Corporate Approvals.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Merger. The adoption, execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the Company Voting Proposal (the “Requisite Company Stockholder Approval”), the consummation of the Merger. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

(b) The Company Board (acting upon the unanimous approval of Board members) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein, and (iii) resolved to recommend that the Company Stockholders approve this Agreement and the Merger in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

(c) Assuming that the representations of Parent and Merger Sub set forth in Section 4.12 are accurate, the Requisite Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law or Order, the Company’s Certificate of Incorporation and the Company’s Bylaws to adopt this Agreement and consummate the Merger.

3.3 Non-contravention; Required Consents.

(a) The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.3(b)(i), (ii) and (iii) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not (A) have a Company Material Adverse Effect, (B) prevent or materially delay the consummation of the Merger, or (C) prevent or materially delay the Company’s performance of its material obligations under this Agreement.

(b) No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect, prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) five hundred million (500,000,000) shares of Company Common Stock, $.01 par value, and (ii) ten million (10,000,000) shares of Company Preferred Stock. As of the close of business in Austin, Texas on May 4, 2009 (the “Capitalization Date”): (A) 23,825,706 shares of Company Common Stock were issued and outstanding (of which 653,825 were shares of Company Restricted Stock), (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were 7,597,385 shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. All issuances, transfers or purchases by the

Company of Company Common Stock have been in compliance with all applicable agreements and all applicable Law or Order, including federal and state securities laws, and all taxes thereon have been paid. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan and pursuant to Company Stock-Based Awards.

(b) There are 3,472,886 shares of Company Common Stock available for future grant under the Company Option Plans. As of the close of business on the Capitalization Date, there were outstanding (A) Company Options to purchase 3,337,268 shares of Company Common Stock (of which 33,400 were options issued under the Company Stock Purchase Plans) and (B) 653,825 shares of Company Restricted Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, Company Restricted Stock or any other exercise, conversion or equity right, other than as permitted by this Agreement, and no other Company Options, Company Restricted Stock awards, or other exercise, conversion, or equity rights with respect to the capital stock of the Company have been granted or are outstanding. The Company has made available to the Parent accurate and complete copies of the Company Option Plans and the forms of all Company Option or Company Restricted Stock agreements evidencing any such awards granted thereunder.

(c) Except as set forth in Section 3.4(a) and Section 3.4(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, calls, subscriptions or other rights to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, (vi) no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (vii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

3.5 Company Subsidiaries.

(a) Section 3.5(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Company Subsidiary. Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, is duly organized, validly existing and in good standing under the Laws or Orders of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Significant Subsidiaries, and to the Knowledge of the Company each other Subsidiary, is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the charters and bylaws or other constituent documents, as amended to date, of each of the Significant Subsidiaries. None of the Significant Subsidiaries, and to the Knowledge of the Company no other Subsidiary, is in violation of its charter, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Company Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the Company Subsidiaries from conducting their respective businesses as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

(c) There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (ii) options, warrants, calls, subscriptions or other rights obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligate any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) obligations of the Company or any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company, (iv) contractual obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (v) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (vi) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any shares of any Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligated any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.6 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law or Order prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable Law or Order prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The Company has resolved with the staff of the SEC any comments it may have received prior to the date of this Agreement in comment letters to the Company from the staff of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. All such certifications are accurate and complete, and neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.7 Company Financial Statements.

(a) Each of the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, have been (or will be with regard to Company SEC Reports to be filed) prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects (or will present in all material respects with regard to Company SEC Reports to be filed) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and, to the Company’s Knowledge, its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and, to the Company’s Knowledge, its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and, to the Company’s Knowledge, its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, any Company Subsidiary or the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and, to the Company’s Knowledge, its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s executive management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and, to the Company’s Knowledge, its Subsidiaries. There are no internal investigations and, to the Company’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of the Company or, to the Company’s Knowledge, any of its Subsidiaries, any malfeasance by any director or executive officer of the Company in their capacity as a director or executive officer of the Company or, to the Company’s Knowledge, any of its Subsidiaries or any other actions of the Company or, to the Company’s Knowledge, any of its Subsidiaries or their respective Representatives relating to any possible violation of any Law or Order.

(c) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Exchange Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Section 3.7(d) of the Company Disclosure Letter lists, and the Company has delivered to Parent, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since December 31, 2005.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, including, without limitation, pursuant to any pension or other employee benefit plan of the Company or its Subsidiaries, of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Audited Company Balance Sheet, (b) liabilities directly arising under this Agreement or incurred directly in connection with the transactions expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice that are not individually or in the aggregate material in amount or significance, and (d) liabilities that would not have a Company Material Adverse Effect. Except as set forth on Section 3.8 of the Company Disclosure Letter, the Company and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

3.9 Absence of Certain Changes.

(a) Since December 31, 2008 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b) Since December 31, 2008 through the date hereof, the Company has not taken any action, or agreed to take any action, that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.

3.10 Compliance with Laws and Orders. The Company and each of its Subsidiaries is in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.10 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.6 and Section 3.7, (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.14, (c) compliance with ERISA and other applicable Laws and Orders relating to employee benefits, which is exclusively addressed by Section 3.15, (d) compliance with labor law matters, which is exclusively addressed by Section 3.16, or (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.18.

3.11 Permits. The Company and each of its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, Orders, registrations, and approvals of all Governmental Authorities, except for such permits, licenses, variances, authorizations, exemptions, Orders, registrations, and approvals, the failure of which to hold would have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.12 Litigation; Orders; Regulatory Agreements.

(a) As of the date of this Agreement, there are no Legal Proceedings pending (in which notice or service of process has been received by an employee of the Company) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any legal Order.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following in which there is a current obligation, right, or liability of the Company or any of its Subsidiaries:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base salary in excess of $150,000;

(iii) any form commission or sales plan;

(iv) any material Contract with any of the Major Customers (the “Material Customer Agreements”);

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person (including non solicitations of employees) or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any business enterprise, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit by the Company (other than a loan by the Company to any of its Subsidiaries), in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) any Lease set forth in Section 3.17 of the Company Disclosure Letter;

(ix) other than standard customer contracts previously provided to Parent or the Material Customer Agreements, any agreement that provides unlimited liability or unlimited indemnification (other than for claims relating to intellectual property infringement, violation of nondisclosure or non-use provisions, personal injury, death or damage to property) relating to the performance of the Company’s or any Subsidiary’s products or services or extraordinary performance guaranty to any Person;

(x) any agreement of the Company or any of its Subsidiaries relating to capital expenditures, or open purchase orders, involving future payments in excess of $150,000 individually or in the aggregate;

(xi) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement, joint venture, partnership, strategic alliance, or agreement of the Company or any of its Subsidiaries involving the sharing of profits, losses, costs or liabilities, with any Person or any development, original equipment manufacturer, value added reseller, remarketer or other agreement for distribution, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service of the Company or any of its Subsidiaries that involved payments by the Company and its Subsidiaries of $250,000 or more in the twelve (12) month period ended December 31, 2008;

(xii) any material commitment to any customer of the Company or any of its Subsidiaries or other Person to support any customized product or service of the Company or any of its Subsidiaries and compensation to the Company therefor is below market rate;

(xiii) any Material Customer Agreement pursuant to which the Company or any of its Subsidiaries agreed to provide “most favored nation” pricing or other terms and conditions to any Person with respect to the sale, distribution, license or support of any products or services; or

(xiv) any agreement, the termination or loss of which would result in a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

3.14 Taxes.

(a) All material Tax Returns required by applicable Law or Order to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable Law or Order, and all such Tax Returns are true, correct and complete in all material respects. Except for Tax Returns for the most recent Tax year, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company and each of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable or has established reserves for Taxes in accordance with GAAP. The Company has made available to Parent complete and accurate copies of all material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable years commencing after 2002. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There are no liens on the assets of the Company or any of its Subsidiaries relating or attributable to material Taxes, other than Permitted Liens.

(d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any material Taxes. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review related to Tax matters, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment with respect to Taxes of the Company and any of its Subsidiaries. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company or any of its Subsidiaries has been filed or executed with any Governmental Authority. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(e) The Company and each of its Subsidiaries (i) has not agreed, nor required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, nor required to make an election, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns for all taxable years for which the applicable statute of limitations has not expired all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Laws or Orders.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements and customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business).

(h) No written claim has been made during the past five (5) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no amount of the consideration paid to shareholders will be required to be deducted or withheld pursuant to Section 1445(a) of the Code in connection with the Merger.

(l) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. Except as set forth on Section 3.14(l) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to

Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable guidance issued thereunder.

(m) To the Knowledge of the Company, as of the date of this Agreement, the Company has not experienced an “ownership change” as that term is defined in Section 382(g) of the Code.

(n) Section 3.14(n) of the Company Disclosure Letter sets forth the United States federal income Tax classification of each foreign Subsidiary and, if applicable, the date on which IRS Form 8832 was filed with respect to such foreign Subsidiary.

(o) No foreign Subsidiary of the Company is a “passive foreign investment company,” as defined in Section 1297 of the Code.

(p) Except as set forth in Section 3.14(p) of the Company Disclosure Letter, each foreign Subsidiary is registered for VAT in its jurisdiction of incorporation (except those foreign Subsidiaries of the Company incorporated in jurisdictions where VAT is not imposed) and each has substantially complied with all statutory provisions, rules, regulations, orders and directions in respect thereof, in all material respects, and has never been subject to any material interest, forfeiture, surcharge or penalty and none is a member of a group or consolidation with any other company for the purposes of VAT.

(q) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

3.15 Employee Benefits.

(a) Sections 3.15(a)(i) and 3.15(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) to the extent material, all other employment, independent contractor and consulting agreements, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee, independent contractor, consultant or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material liability (together the “Employee Plans”). With respect to each Employee Plan other than any International Employee Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or Representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (G) all material amendments, modifications or supplements to any such document.

(b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) Except as would not cause a Company Material Adverse Effect, each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law and Orders. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(d) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability under the terms of any Employee Plan or any applicable Law or Order, including without limitation ERISA or the Code. Except as required by Laws, Orders or the terms of any Employee Plans, neither the Company nor any of its Subsidiaries has announced any intent (whether or not binding) to amend or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) To the Knowledge of the Company, no Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws or Orders.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.15(i) of the Company Disclosure Letter lists each Company “disqualified individual” (as defined in Section 280G of the Code). No payment or benefit which will be made by the Company or any of its Subsidiaries will result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(j) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by no less than six (6) months’ notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy or other payment applicable by virtue of applicable Law or Order).

(k) The Company has complied in good faith with all requirements of Section 409A of the Code, including all employer tax withholding and reporting obligations.

3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union Contract or material arrangement with any union or labor organization between or applying to, one or more employees and a trade union, works council, or any other employee representative body (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union or representative thereof to organize any employee of the Company or any of its Subsidiaries. There are no currently existing lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any current employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Law and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, fair employment practices, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work. With respect to all current and former employees of the Company and all Company Subsidiaries, each of the Company and its Subsidiaries: (i) has withheld and reported all amounts required by Law, Order or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) There is no material unfair labor practice, employment discrimination or other material grievance, arbitration, claim, suit, action, proceeding or employment-related complaint against the Company or any Company Subsidiary pending, or to the knowledge of the Company or any Company Subsidiary, threatened against or affecting the Company or any Company Subsidiary before any court, governmental department, commission, or agency or, instrumentality or any arbitrator. There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary pursuant to their respective charters or bylaws or as provided in an indemnification agreement with any such Person.

(d) The Company and each of its Subsidiaries has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (“WARN”), and any similar state law, and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Effective Time. The Company and each of its Subsidiaries has not given, and has not been required to give, any notice under WARN within ninety (90) days prior to the date hereof.

3.17 Real Property. The Company and its Subsidiaries do not own any real property. Section 3.17(a) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements with annual base rental amounts in excess of $100,000 or with total obligations of the Company or any of its Subsidiaries in excess of $500,000 (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore made available to Parent complete copies of all Leases (including all material modifications and amendments thereto). To the Knowledge of the Company, the Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all liens other than Permitted Liens. Section 3.17(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other Laws or Orders relating to creditors’ rights generally, the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, in any case except for such breaches and defaults that would not have a Company Material Adverse Effect.

3.18 Environmental Matters. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability. To the Knowledge of the Company, the Company and each of its Subsidiaries have not disposed of, emitted, generated, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. The Company and each of its Subsidiaries have delivered to Parent or made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or and of its Subsidiaries under any Environmental Laws.

3.19 Personal Property and Company Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Company Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Company Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all liens other than Permitted Liens.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth as of the date hereof a true, complete and correct list of all material Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). To the Company’s Knowledge, to the extent issued (as opposed to merely applied for), the Company Registered Intellectual Property is valid, enforceable, subsisting and exclusively owned by Company or its Subsidiaries.

(b) All Company Intellectual Property is free and clear of any liens, except for Permitted Liens or liens that would not have a Company Material Adverse Effect. Except as set forth in Section 3.20(b) of the Company Disclosure Letter, since January 1, 2006, neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to protect both (i) their Trade Secrets and (ii) any Trade Secrets of any third parties provided to the Company or any of its Subsidiaries under a condition of confidentiality.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter, there is no pending (and at no time prior to the date of this Agreement has there been any pending) Legal Proceeding before any Governmental Authority in any jurisdiction (i) alleging that any activities, products, services or the conduct of the Company or any of its Subsidiaries infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, scope, validity or enforceability of any Company Intellectual Property, or (iii) alleging that the activities, products, services or the conduct of a third party infringes, violates or misappropriates the Company Intellectual Property.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, the Company is not bound by any Orders resulting from Legal Proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict any conduct of the business of the Company or any of its Subsidiaries, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property. Except as set forth in Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 from any third party that the operation of the business of the Company or any of its Subsidiaries, or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices, false designation of origin, “palming off”, or similar torts, under the Laws or Orders of any jurisdiction.

(f) To the Knowledge of the Company, none of the products, services or operations of the Company or its Subsidiaries infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices, false designation of origin, “palming off”, or similar torts under the Laws or Orders of any jurisdiction.

(g) To the Knowledge of the Company, no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.

(h) Neither the Company nor any of its Subsidiaries has (i) granted a license to any third party to Source Code of the Company or any of its Subsidiaries without such party being bound by confidentiality restrictions and prohibitions on the distribution of such Source Code, and where such party is only permitted to use the Source Code to internally support and maintain the applicable software or (ii) distributed or is required to distribute any material Source Code of the Company or any of its Subsidiaries, except pursuant to a standard and customary Source Code escrow arrangement, or except pursuant to customer agreements for material customization of products, all of which are subject to the restrictions and limitations set forth above.

(i) Section 3.20(i) of the Company Disclosure Letter lists all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the operation of the business of the Company or any of its Subsidiaries, other than licenses for commercially available “off-the-shelf” software or other technology (“In-Licenses”).

(j) Section 3.20(j) of the Company Disclosure Letter lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course to customers, original equipment manufacturing partners and other third parties (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”). Except as set forth in Section 3.20(j) of the Company Disclosure Letter, to Company’s Knowledge, all material IP Licenses are valid and in force.

(k) To the Knowledge of the Company and except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have followed a policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for the Company or any of its Subsidiaries of all Intellectual Property Rights therein that the Company or its Subsidiaries, as applicable, do not already own by operation of law.

(l) Neither the Company nor any of its Subsidiaries are a party to any Contract that, as a result of this Agreement or the transactions contemplated by this Agreement, in the absence of any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, or any of its Subsidiaries (other than the Surviving Corporation), being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (ii) Parent, or any of its Subsidiaries (other than the Surviving Corporation), being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(m) To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ use or incorporation of software licensed under an Open Source License (i) requires the licensing, disclosure, or distribution of any source code developed by or for the Company or one of its Subsidiaries other than commercially insignificant modifications to such open source software, (ii) requires the Company or one of its Subsidiaries to license the use of its products or services, or any portion thereof, to third parties without charge, other than commercially insignificant modifications to such open source software or the original, unmodified open source software itself, or (iii) creates restrictions on or immunities to the Company’s or any of its Subsidiaries’ enforcement of its intellectual property rights other than commercially insignificant modifications to such open source software. For the avoidance of doubt, the foregoing representations and warranties are intended to mean that software under an Open Source License was only used by Company and its Subsidiaries, in a way that will not have a significant negative impact on the commercialization of any of the Company’s or its Subsidiaries software products.

(n) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by the Company or any of its Subsidiaries or by third parties having authorized access to the records of the Company or its Subsidiaries, of any personally identifiable information of any third parties are and have been in compliance with (i) all applicable Laws and Orders (including all laws of the U.S., Canada and the E.U.); and (ii) the Company’s and each of its Subsidiary’s privacy policies (including those privacy policies relating to the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or any of its Subsidiaries). To the Knowledge of the Company, no Person had gained unauthorized access to any personally identifiable information of a third party, collected or held by, the Company or its Subsidiaries.

(o) To the Knowledge of Company, neither Company nor any of its Subsidiaries is in material breach of any Contract regarding any material Company Intellectual Property, including any IP Licenses. Since January 1, 2006, neither Company nor any of its Subsidiaries have received a written allegation that Company or any of its Subsidiaries is in material breach of any Contract regarding any material Company Intellectual Property, including any IP Licenses.

(p) The Company or its Subsidiaries own all right, title and interest to the Company Intellectual Property.

3.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and which the Company reasonably believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation or material premium increase (retroactive or otherwise) has been received, and there is no existing default or event which would constitute a default, by any insured thereunder. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. There have been no lapses (whether cured or not) in the coverage provided under such policies during the term of such policies, as extended or renewed. The Company has made available to the Parent true, correct and complete copies of each of such policies.

3.22 Customers.

(a) None of the Major Customers or Maintenance Customer since January 1, 2009, (A) has cancelled, terminated or materially adversely altered its relationship with the Company or its Subsidiaries, or (B) to the Knowledge of the Company, has threatened or indicated its intention to the Company to cancel, terminate or materially adversely alter its relationship with the Company or its Subsidiaries or to reduce materially its purchase from or sale to the Company or any of its Subsidiaries of any products, goods or services.

(b) Except as set forth in Section 3.22 of the Company Disclosure Letter, no Material Customer Agreement would upon the execution of this Agreement or the completion of the transactions contemplated by this Agreement: (A) be violated, contravened or breached by, or under which a default would occur; (B) require any consent or prior approval be obtained from any Person (including consents relating to the change of control of the Company and its Subsidiaries) or notice (prior to or following the Effective Time); or (C) terminate or have rights thereunder accelerated or limited.

3.23 Warranty and Related Matters. There are no pending material claims or, to the Knowledge of the Company, material claims threatened in writing against the Company or any of its Subsidiaries relating to any work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims against the Company or any of its Subsidiaries, in each case alleging that any Company product is materially defective or fails to meet any product or service warranties, in each case which would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.23 of the Company Disclosure Letter and other than ordinary course email from first level implementers, no third party has alleged in writing to the Company, and to the knowledge of the Company, there are no current material liabilities for warranty or returns or other material claims with respect to any Company or Subsidiary product. Except as set forth in Section 3.23 of the Company Disclosure Letter, there is no current Level 1 (i.e. critical and serious) defect logged in the Company’s bug tracking system that has been logged for more than fifteen (15) days.

3.24 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.12 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law or provision of the Certificate of Incorporation or Bylaws of the Company will not be applicable to the Merger. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger. The Company and Company Board have approved all necessary action to render the Stockholder Rights Agreement inapplicable to this Agreement and the Merger. The rights granted pursuant to the Stockholder Rights Agreement shall not become exercisable by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.26 Brokers. Except for JP Morgan Chase, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.27 Opinion of Financial Advisor. The Company Board has received the oral opinion (to be subsequently provided in writing) of its financial advisor JP Morgan Chase dated May 5, 2009 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be paid to holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. A written copy of such opinion will be furnished to Parent promptly following the Company’s receipt thereof, for informational purposes.

3.28 Proxy Statement and Other Required Company Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting, which shall include as an item on which the Company Stockholders will vote, the approval of this Agreement and the Merger, and the solicitation of proxies with respect thereto (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other Representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other Representatives for inclusion or incorporation by reference in any of the Other Required Parent Filings will not, at the time the applicable Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2008, excluding disclosures set forth in any risk factor section or forward looking statements contained therein, filed by Parent with the SEC, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is duly organized, validly existing and in good standing under the laws of Canada, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, complete and correct copies of the charter and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of its charter or bylaws.

4.2 Authorization; Board Approvals. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The adoption, execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-contravention; Required Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the charters or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not (A) have a Parent Material Adverse Effect, (B) prevent or materially delay the consummation of the Merger, and (C) prevent or materially delay Parent’s and Merger Sub’s performance of their respective material obligations under this Agreement.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, or Canadian provincial securities laws, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) an unlimited number of shares of Parent Common Stock, and (ii) an unlimited number of shares of Parent Preferred Stock. As of the close of business on the Capitalization Date: (A) 52,623,018 shares of Parent

Common Stock were issued and outstanding (of which none were shares of restricted stock of Parent), (B) 2,963,187 shares of Parent Common Stock were issuable upon exercise of options, (C) no shares of Parent Preferred Stock were issued and outstanding, and (D) there were no shares of Parent Capital Stock held by the Parent as treasury shares. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, Parent has not issued any shares of Parent Capital Stock other than pursuant to the exercise of Parent Options granted under a Parent Stock Plan and pursuant to Parent Stock-Based Awards.

(b) Except as set forth in Section 4.4(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, calls, subscriptions or other rights to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (v) no contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent, (vi) no voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (vii) no other obligations by Parent to make any payments based on the price or value of any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

4.5 Parent SEC Reports. Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law or Order prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable Law or Order prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Parent has resolved with the staff of the SEC any comments it may have received prior to the date of this Agreement in comment letters to Parent from the staff of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. All such certifications are accurate and complete and neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 4.5, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

4.6 Parent Financial Statements.

(a) Each of the consolidated financial statements of Parent and its Subsidiaries filed with the Parent SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, have been (or will be with regard to Parent SEC Reports to be filed) prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects (or will present in all material respects with regard to Parent SEC Reports to be filed) the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Parent has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and, to Parent’s Knowledge, its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and, to Parent’s Knowledge, its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and applicable Subsidiary board of directors, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and, to Parent’s Knowledge, its Subsidiaries. Neither Parent nor, to the Knowledge of Parent, Parent’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and, to Parent’s Knowledge, its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and, to Parent’s Knowledge, its Subsidiaries. There are no internal investigations and, to Parent’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of Parent or, to Parent’s Knowledge, any of its Subsidiaries, any malfeasance by any director or executive officer of Parent or, to Parent’s Knowledge, any of its Subsidiaries or any other actions of Parent or, to Parent’s Knowledge, any of its Subsidiaries or their respective Representatives relating to any possible violation of any Law or Order.

(c) Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Exchange Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving Parent or any its Subsidiaries in Parent’s consolidated financial statements.

4.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Audited Parent Balance Sheet, (b) liabilities directly arising under this Agreement or incurred directly in connection with the transactions expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice that are not material in amount or significance, and (d) liabilities that would not have a Parent Material Adverse Effect. Parent and its Subsidiaries are under no requirement to maintain any level of cash or assets in any jurisdiction.

4.8 Absence of Certain Changes. Since December 31, 2008 through the date hereof, except for actions expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Parent Material Adverse Effect.

4.9 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Parent nor Merger Sub is subject to any legal Order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.10 Proxy Statement; Other Required Filings.

(a) The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Any document that is required to be filed by Parent, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Parent Filing” and collectively, the “Other Required Parent Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Parent Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Parent Filings.

4.11 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub has not engaged and will not engage in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.12 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.13 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.14 Sufficient Funds. Parent has, and at the Closing will have sufficient funds to pay the full aggregate amount of the Cash Consideration contemplated by this Agreement and to pay all related fees and expenses of Parent and Merger Sub associated with the transactions contemplated by this Agreement.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except (a) as expressly permitted or restricted by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law or Order, or (d) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and each of its Subsidiaries shall carry on its business in the ordinary and usual course of business in all material respects consistent with past practices, and, to the extent consistent therewith, the Company and its Subsidiaries shall use all commercially reasonable efforts to (i) preserve intact their current business organization and current assets, (ii) preserve their current relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, and (iii) preserve their goodwill.

5.2 Negative Obligations of the Company. Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law or Order, or (iv) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do, cause or permit, and shall cause its Subsidiaries not to do, cause or permit any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents or change the authorized capital stock or equity interests of the Company or its Subsidiaries;

(b) issue, deliver, transfer, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, transfer, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding prior to the date hereof;

(c) directly or indirectly acquire, repurchase, redeem or propose to redeem, purchase or otherwise acquire any Company Securities or Subsidiary Securities (other than repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement or subsequently granted pursuant to Section 5.2(b)(ii) above);

(d)(i) split, combine, subdivide, recapitalize, exchange, readjust, reclassify or otherwise alter any shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(e)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business, and (B) loans or advances to direct or indirect wholly owned Subsidiaries made in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) mortgage, pledge or otherwise encumber any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(f)(i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, or consultant in any manner, other than the Company Stockholders’ adoption of the 2009 Stock Option Plan (but not any grants or issuances thereunder), and except in any such case (A) as may be required by applicable Law or Order, (B) in the ordinary course of business and consistent with past practice, or (ii) increase the compensation (salary, bonus or otherwise) of any director, officer, employee, or consultant, pay any special bonus or special remuneration to any director, officer, employee, or consultant, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable Law or Order, or (B) in the ordinary course of business and consistent with past practice.

(g) waive, release, grant or transfer any rights or claims of material value pursuant to any Material Contract;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, acquisition, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(i) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, license, dispose of, pledge or encumber any material assets of the Company and/or its Subsidiaries;

(j) settle any pending or threatened Legal Proceeding, including, without limitation, as may be brought by Company Stockholders and Legal Proceedings initiated after the date hereof;

(k) except as required by applicable Law or Order or GAAP, revalue any of its properties or assets, including writing-off notes or accounts receivable;

(l) except as may be required as a result of a change in applicable Law or Order or in GAAP, make any change in any of the accounting principles or practices used by it;

(m)(i) make or change any material Tax election, change any method of Tax accounting, amend any Tax Return, or file any Tax Return inconsistent with past practice, (ii) settle or compromise any material federal, state, local or foreign audit, investigation, claim, or income Tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n) make or commit to make any capital expenditures that are, in the aggregate among the Company and its Subsidiaries, in excess of $600,000;

(o) enter into, terminate, violate, or modify any Material Contract outside the ordinary course of business consistent with past practice;

(p) hire any employee or consultant, except for the replacement of any current employee whose employment is terminated or resigns for any reason (with such replacement employee not receiving greater than $50,000 in salary and bonuses);

(q) acquire (including by merger, consolidation or acquisition of stock or assets) any other business, Person or any material equity interest therein;

(r) enter into, terminate, or modify any material lease for real property or acquire any real property;

(s) enter into any hedge, swap or other derivative transaction; or

(t) enter into a Contract or binding obligation to take any of the actions prohibited by this Section 5.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of their officers, directors, agents, representatives and advisors to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time or the valid termination of this Agreement in accordance with Article VIII, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its or its Subsidiaries’ directors, officers or other employees, controlled Affiliates, or any of its or its Subsidiaries’ investment bankers, attorneys or other advisors, representatives or agents (collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly encourage the submission of an Acquisition Proposal or an Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any materials or information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other materials or information, or to the personnel of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub);

(iii) participate or engage in discussions or negotiations with one or more Persons with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement as provided below); or

(vi) take any other action that would reasonably be expected to lead to any inquiries or the making of an Acquisition Proposal.

Notwithstanding the foregoing terms of Sections 6.1(a) and 6.1(b), at any time prior to obtaining the Requisite Company Stockholder Approval, the Company Board may, directly or indirectly through its Representatives, (x) engage or participate in discussions or negotiations with any Person (or such Person’s Representatives) that has entered into an Acceptable Confidentiality Agreement with the Company and has made a bona fide Acquisition Proposal in writing, other than as a result of a breach or violation of the terms of Section 6.1(a) or (b), if but only if the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would reasonably be expected to be a breach of the Company Board’s fiduciary duties under Delaware Law or Order, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries, to any Person (or such Person’s Representatives) that has entered into an Acceptable Confidentiality Agreement with the Company and has made a bona fide Acquisition Proposal in writing, other than as a result of a breach or violation of the terms of this Section 6.1, that the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal and where the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of the Company Board’s fiduciary duties under Delaware Law.

(c) In addition to the obligations of the Company set forth in Section 6.1(b)(vi), the Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of the receipt of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other material documents related thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s receipt thereof, the Company shall keep Parent reasonably and promptly informed of the status and terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. Additionally, Company shall contemporaneously provide to Parent all materials and information provided to any Person in accordance with Section 6.1(b)(vi) that had not been previously provided to Parent.

(d) Any action taken by a Company Subsidiary or Representative of the Company that constitutes a breach of this Section 6.1 shall be considered a breach of this Section 6.1 by the Company.

6.2 Reasonable Best Efforts to Complete.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

(ii) using its reasonable best efforts to obtain all necessary consents, waivers and approvals, and to provide all necessary notices, under any Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement;

(v) avoiding the entry of, or having vacated or terminated, any decree, Order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative challenging this Agreement or the consummation of the transactions contemplated hereby, provided nothing shall require the Parent or Merger Sub to consent to a settlement of a Legal Proceeding; and

(vi) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, Orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) executing and delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) Structural Cooperation. The Company shall cooperate with Parent to develop a Company organizational and asset ownership structure that may be proposed by Parent and implement any such structure reasonably proposed by Parent prior to the Effective Time of the Merger, including executing documents and instruments to effectuate such structure (including amendments to this Agreement); provided, however, that in no event shall the Company be required to approve or effectuate any transaction that (i) may not be reversed should the Merger not be consummated, (ii) would impose greater Taxes, costs or other liabilities on the Company Stockholders than would otherwise apply in the absence of such restructuring transactions, or (iii) adversely affects or alters the Company’s rights and benefits under this Agreement. If the Merger is not consummated, the Parent shall reimburse the Company for the reasonable out-of-pocket expenses incurred by the Company in reviewing, implementing and reversing (if necessary) any transaction proposed by Parent under this Section 6.2(b).

6.3 Second Merger. The Company shall cooperate in good faith with Parent to implement, if so requested by Parent, an integrated plan, whereunder immediately following the Merger the Company would be merged with and into a newly-formed, wholly-owned subsidiary of Parent.

6.4 Loan Alternative. The Company shall, at the written request of Parent at least two (2) days prior to the Effective Time, extend a loan to Merger Sub in an amount equal to $90 million in cash immediately prior to the Effective Time. Parent shall fully guaranty such loan. In the event that this Agreement is terminated in accordance with its terms, Parent will repay such loan (and all interest thereon) within two Business Days after such termination.

6.5 Regulatory Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines, or assets, including divestiture of any Company assets, or to take or agree to take any other action that would result in a limitation on its business practices.

(c) In the event the parties agree within fourteen (14) calendar days following the execution and delivery of this Agreement to jointly file a Voluntary Notification, then within (14) calendar days of such agreement, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall, as provided for under section 721 of the Defense Production Act of 1950, as amended by section 721 of the Foreign Investment and National Security Act of 2007, and as implemented by Executive Order 11858, as amended, and 31 C.F.R. Part 800, jointly file with the CFIUS a Voluntary Notification relating to this Agreement and the transactions contemplated hereby.

(d) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of any filings to CFIUS, (ii) supply the other with any information that may be required in order to make such filings to CFIUS, (iii) supply, within the required three day timeframe, any additional or supplemental information that may be required or requested by CFIUS, and (iv) take all action necessary to cause CFIUS to issue a letter stating that no further action will be taken by the government, as soon as practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the CFIUS filings, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

6.6 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to eliminate (or if not possible, then minimize) the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.7 Registration Statement; Proxy Statement.

(a) After the execution and delivery of this Agreement, Parent and the Company shall work expeditiously in good faith to prepare and cause to be filed with the SEC the Proxy Statement and Parent shall work expeditiously in good faith to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger, and (ii) the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement to be disseminated to the Company Stockholders.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change in compliance with Section 6.9(b), the Proxy Statement shall include the Company Board Recommendation.

(c) Except as otherwise set forth in this Agreement or as may be required by applicable Law or Order, neither Parent nor the Company shall effect any amendment or supplement (including by incorporation by reference) to the Proxy Statement or the Registration

Statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided; however, that the Company, in connection with a Company Board Recommendation Change made in compliance with Section 6.9(b) hereof, may amend or supplement the proxy statement for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.7(c) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the Company’s right to have the deliberations and conclusions of the Company Board accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for the Company if and solely to the extent that it contains (i) a Company Board Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Company Board Recommendation Change, and (iii) additional information reasonably related to the foregoing. For avoidance of doubt, no Qualifying Amendment shall remove the approval of this Agreement and the Merger from the items to be voted upon at the Company Stockholder Meeting.

(d) The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement or

any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings and provide the other party with a reasonable opportunity to review and respond to such comments or requests. Prior to filing the Registration Statement or mailing the Proxy Statement to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

6.8 Company Stockholder Meeting. Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to Section 6.9(b), the Company’s Board shall recommend that the Company Stockholders vote to approve this Agreement and the Merger, and the Company shall include such statement in the Proxy Statement. The Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of the Company Stockholders on the adoption of this Agreement and the transactions contemplated hereby in accordance with the DGCL (the “Company Voting Proposal”) at a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof on a date mutually agreeable to the Parent and the Company; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting and to enable additional time to solicit proxies from the Company Stockholders, or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), provided, however, that the Company may not postpone or adjourn the Company Stockholder Meeting for a period of more than five (5) Business Days pursuant to this clause (iii)(A), or (B) to enable the additional time to solicit proxies from Company Stockholders in favor of the Company Voting Proposal. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 8.1.

6.9 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, in a manner adverse to Parent in any material respect or in a manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger, the Company Board Recommendation, or (ii) approve, adopt or recommend, or publicly disclose a proposal to approve, adopt or recommend, an Acquisition Proposal (each such item a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 6.1), at any time prior to the receipt of the Requisite Company Stockholder Approval, the Company Board and/or any authorized committee thereof may, after the five (5) Business Day period below, effect a Company Board Recommendation Change if the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties under applicable Law. Prior to causing a Company Board Recommendation Change to occur, the Company Board shall have given Parent at least five (5) Business Days prior written notice that the Company Board intends to take such action and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith the Company Board’s rationale for proposing to effect such a Company Board Recommendation Change and/or possible modifications of the terms and conditions of this Agreement in such manner that would obviate the need for the Company Board to effect such Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication, (ii) providing a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication, or (iii) making any disclosures to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable Law, provided that any such communication shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement and the Merger in such communication.

6.10 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Law or Order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other Representatives access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records, substantially complete draft financial statements and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law, Order or regulation (including any Law, Order or regulation relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract. Any investigation conducted pursuant to the access contemplated by this Section 6.10 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to the Parent upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Parent and Merger Sub pursuant to this Section 6.10(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.10(c).

(d) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.10 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to this Section 6.10.

6.11 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Nondisclosure Agreement, dated May 1, 2009 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms and that the terms of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and Representatives in connection with any investigation conducted pursuant to the access contemplated by Section 6.10.

6.12 Public Disclosure. Except with regard to a disclosure permitted by and effected pursuant to Section 6.9(b), none of Parent, Merger Sub and the Company shall issue any press release or make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law, Order or the rules and regulations of the Nasdaq or the Toronto Stock Exchange if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

6.13 Employee Matters.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to (and from and after the Effective Date, Parent shall cause the Surviving Corporation to) honor in accordance with their terms the existing employment and severance agreements between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand.

(b) From and after the Effective Time, and to the extent permitted by applicable Law or Order, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 6.13(b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.13(b).

6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all material respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or Order.

(b) Without limiting the generality of the provisions of Section 6.14(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.14(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto unless it is ultimately determined that such Indemnified Person is not entitled to indemnification under Law or the DGCL), and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this Section 6.14(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid directors’ and officers’ liability insurance policy for its directors and officers; provided that the aggregate cost of such policy shall not exceed that amount set forth in Section 6.14 of the Company Disclosure Letter. Such a “tail” policy shall provide coverage of not less than the existing coverage to the Company’s directors and officers under the Company’s existing directors’ and officers’ liability insurance policy. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 6.14.

(e) The obligations set forth in this Section 6.14 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives). Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14(e), with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 6.14 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.14 is not prior to or in substitution for any such claims under such policies.

6.15 Resignation of Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent, the Company shall use its reasonable best efforts to obtain the resignations of all directors of the Company and its Subsidiaries, in each case to be effective as of the Effective Time.

6.16 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Effective Time providing that the disposition by Company Insiders of Company Common Stock in exchange for cash and shares of Parent Common Stock pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.17 Nasdaq Listing; Toronto Stock Exchange Listing. Prior to the Closing, Parent shall (i) file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger and (ii) seek the conditional approval to the listing on the Toronto Stock Exchange of the shares of the Parent Common Stock to be issued in the Merger.

6.18 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law, Order and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the Deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.19 Obligations of the Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law or Order) prior to the Closing, of each of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement or Registration Statement shall have been initiated or threatened in writing by the SEC.

(b) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(c) HSR Approval. The waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) Nasdaq Listing; Toronto Stock Exchange Listing. The shares of the Parent Common Stock issuable in the Merger shall have been (i) approved for listing on Nasdaq, subject to official notice of issuance and (ii) conditionally approved for listing on the Toronto Stock Exchange, subject to the filing of required documentation.

(e) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted a Law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

(f) CFIUS. Any applicable notification from CFIUS that is required or otherwise sought by Parent pursuant to Section 6.5(c) shall have been obtained.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date (it being understood and agreed that any update or purported update to the Company Disclosure Letter shall be disregarded); and

(ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that any update or purported update to the Company Disclosure Letter shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects the obligations, covenants and agreements that are to be performed or complied with by the Company under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

(e) Stockholder Rights Agreement Amendment. The Stockholder Rights Agreement Amendment shall be in full force and effect.

7.3 Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.

(i) the representations and warranties of Parent set forth in this Agreement that are qualified as to “Parent Material Adverse Effect” shall be true and correct in all respects on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that are qualified as to “Parent Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(ii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects the obligations, covenants and agreements that are to be performed or complied with by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by the Chief Executive Officer and Chief Financial Officer of Parent, certifying the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned only as follows:

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof or Canada or any province thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction or Order that prohibits the Merger in the United States or any State thereof or Canada or any province thereof; or

(c) by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that the Effective Time shall not have occurred by 5:00 p.m. (Texas time) on December 31, 2009, (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto who has materially breached its obligations under this Agreement and such breach shall have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Parent or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders (including adjournments or postponements thereof) at which a vote is taken on the Merger; or

(e) by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that (i) Parent and Merger Sub have not breached any of their respective material covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its agreements or material covenants in this Agreement and shall have failed to cure such material breach within thirty (30) days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) day period, and (B) at any time after such thirty (30) day period if the Company shall have cured such breach during such thirty (30) day period); or

(f) by Parent, if: (i) there shall have occurred a Company Board Recommendation Change; (ii) an Acquisition Proposal has been publicly disclosed or otherwise become publicly known and the Company Board shall have failed to reaffirm the Company Board Recommendation (or taken a neutral position or failed to recommend against such Acquisition Proposal) within ten (10) Business Days after such Acquisition Proposal was first publicly disclosed or otherwise became publicly known; (iii) a tender offer or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Parent) is commenced, the Company shall have failed to issue a public statement reaffirming the Company Board Recommendation and recommending that the Company Stockholders not accept such tender offer or exchange offer within ten (10) Business Days following commencement of such tender offer or exchange offer; or (iv) the Company or any of its Subsidiaries shall have intentionally breached the provisions set forth in Section 6.1, Section 6.8, or Section 6.9 of this Agreement in any material respect; or

(g) by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Company Stockholder Approval), in the event that (i) the Company has not breached any of its material covenants under this Agreement in any material respect, and (ii) Parent and/or Merger Sub shall have breached any of their respective material covenants in this Agreement and shall have failed to cure such material breach within thirty (30) days after Parent and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) day period, and (B) at any time after such thirty (30) day period if Parent and/or Merger Sub shall have cured such breach during such thirty (30) day period); or

(h) by the Company, at any time prior to receiving the Requisite Company Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have given Parent at least five (5) Business Days written notice (A) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith), and (B) that the Company Board intends to terminate this Agreement pursuant to this Section 8.1(h) in response to such Superior Proposal and the opportunity to meet with the Company Board and its financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith such Superior Proposal, this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto; (iii) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel, the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) that, in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 8.1(h) in response to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties under applicable Law; (iv) the Company Board shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal; and (v) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee contemplated by Section 8.3(b)(iii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal.

The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.12, this Section 8.2, Section 8.3 and ARTICLE IX, each of which shall survive the termination of this Agreement, and (b) that nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of, or fraud in connection with, this Agreement and the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) Generally. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c) or 8.1(d), a Competing Acquisition Transaction shall have been publicly announced, (B) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(d), (C) at the time of the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), neither Parent nor Merger Sub has breached any of its material obligations under or in connection with this Agreement in any material respect, and (D) within 365 calendar days following the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), either any Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for any Competing Acquisition Transaction (which is subsequently consummated, whether or not within the preceding 365 calendar day period), then the Company shall pay to Parent an amount in cash equal to $10,850,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the consummation of a Competing Acquisition Transaction. Any amount previously paid by the Company pursuant to Section 8.3(b)(iv) or Section 8.3(b)(v) shall be deducted from the Termination Fee otherwise payable pursuant to this Section 8.3(b)(i).

(ii) In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(iii) In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iv) In the event this Agreement is validly terminated pursuant to Section 8.1(c) the Company shall pay to Parent an amount in cash equal to up to $2,000,000 of the reasonable and documented out-of-pocket fees and expenses actually incurred and paid by Parent and Merger Sub in connection with the negotiation of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent; provided, however, that the cash amounts otherwise payable pursuant to this Section 8.3(b)(iv) shall not be payable by the Company in the event that Parent has breached its material obligations under this Agreement and such breach shall have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VIII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date.

(v) In the event this Agreement is validly terminated pursuant to Section 8.1(d) the Company shall pay to Parent an amount in cash equal to up to $2,000,000 of the reasonable and documented out-of-pocket fees and expenses actually incurred and paid by Parent and Merger Sub in connection with the negotiation of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(vi) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.3, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.3 or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as reported in the Money Section of the Wall Street Journal (or comparable publication if the Wall Street Journal is not in publication) on the date such payment was required to be made through the date of payment.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Parent shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing herein shall release any party from liability for fraud.

8.4 Amendment. Subject to applicable Law or Order and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable; and such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub set forth in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below or such other address as the recipient shall provide in writing to the parties:

(a)	if to Parent or Merger Sub, to:

Open Text Corporation
100 Tri-State International Parkway Third Floor Lincolnshire, IL 60609
Attention: General Counsel Telecopy No.: (847) 267-8049

with copies (which shall not constitute notice) to:

McKenna Long & Aldridge LLP 303 Peachtree Street
Suite 5300 Atlanta, Georgia 30308 Facsimile: (404) 527-4198
Attention: David K. Brown, Esq.

(b)	if to the Company (prior to the Effective Time), to:

Vignette Corporation
1301 South MoPac Expressway Suite 100 Austin, TX 78746
Attention: Bryce Johnson Telecopy No.: (512) 731-4325

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746
Attention: Brian K. Beard and Michael S. Ringler Telecopy No.: (512) 338-5499

9.3 Assignment. No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns. Any purported assignment hereof not in compliance with this Section 9.3 shall be null and void.

9.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE RELIEVED FROM ACTIONS OF FRAUD OR INTENTIONAL MISREPRESENTATION.

9.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.14, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders) and other relief (including equitable relief) for any material breach of this Agreement by Parent or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of this Section 9.5 shall only be enforceable on behalf of Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction or other authority to be illegal, invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will continue in full force and effect and shall in no way be affected, impaired or invalidated, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts to be made and performed entirely therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, and this right shall include the right of any party to cause the other party to cause the Merger to be consummated. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9.10 or in such other manner as may be permitted by applicable Law or Order, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law or Order, including the ability to serve legal process on the Secretary of State of the State of Delaware (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Chancery Court in the event any dispute or controversy arises out of this Agreement, or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Chancery Court, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law or Order.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.13 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. For the avoidance of doubt, it is the parties intention that no term contained in or omitted from any prior written draft of this Agreement be used as extrinsic evidence under any state law or judicial interpretation to determine the intent of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT

OPEN TEXT CORPORATION

By:	/s/ Paul McFeeters
Name:	Paul McFeeters
Title:	Chief Financial Officer

MERGER SUB

SCENIC MERGER CORP.

By:	/s/ Paul McFeeters
Name:	Paul McFeeters
Title:	Chief Financial Officer

COMPANY

VIGNETTE CORPORATION

By:	/s/ Michael A. Aviles
Name:	Michael A. Aviles
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May 5, 2009, by and among Open Text Corporation, a Canadian corporation (“Open Text”), Scenic Merger Corp., a Delaware corporation and wholly-owned subsidiary of Open Text (“Merger Sub”), and those stockholders of Vignette Corporation, a Delaware corporation (“Vignette”), whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Open Text, Merger Sub, and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of Vignette Common Stock (as defined herein) as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Vignette, Merger Sub and Open Text have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Vignette, with Vignette being the surviving corporation and continuing as a wholly-owned subsidiary of Open Text (the “Merger”).

C. In order to induce Open Text to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Subject Securities” shall mean: (i) all shares of Vignette Common Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Vignette Common Stock, Vignette Preferred Stock or any other voting securities of Vignette of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.2 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Open Text; (ii) enters into an agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Open Text; or (iii) reduces such Person’s beneficial ownership of, interest in, control over or risk relating to (within the meaning of Rule 13d-3 under the Exchange Act) such security.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Vignette Common Stock” shall mean the common stock, par value $0.01 per share, of Vignette.

1.5 “Vignette Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $0.01 per share, of Vignette.

1.6 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Open Text of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for estate planning purposes, (ii) upon the death of such Stockholder, (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder, or (iv) pursuant to the existing terms and conditions of such Stockholder’s current stock trading plan established in accordance with Rule 10b5-1 of the Exchange Act; provided, however, that a transfer referred to in subsection (i), (ii) or (iii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Open Text, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stock-holder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at

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any meeting of the stockholders of Vignette, including the Company Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Vignette is sought, unless otherwise directed in writing by Open Text, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder to be counted as present thereat for the purpose of establishing a quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder, as applicable:

(a) in favor of the Merger Agreement, the Merger and such other matters contemplated by the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the actions contemplated by the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of Vignette under the Merger Agreement; and

(c) against the following actions (other than the Merger and the actions contemplated by the Merger Agreement): (i) any Acquisition Proposal or Acquisition Transaction; and (ii) any other action (including amendment to Vignette’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, prevent or materially delay the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Open Text a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Open Text an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Vignette Common Stock or Vignette Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Vignette contained in Section 6.1 of the Merger Agreement and hereby agrees that such Stockholder shall not take any action that the Company is prohibited from taking pursuant to Section 6.1 of the Merger Agreement.

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Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Open Text as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and general principles of equity.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not: (i) breach, conflict with or violate any Law or Order applicable to such Stockholder or by which he, she or it or any of his, her or its Subject Securities is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement: (a) such Stockholder Owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Vignette Common Stock set forth opposite such Stockholder’s name on Schedule I hereto and has sole voting power with respect to all such shares of Vignette Common Stock and the sole power of disposition with respect to all of such shares, with no restrictions (except as provided hereunder), subject to applicable federal securities laws on his, her or its rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Vignette Common Stock and Vignette Preferred Stock or other voting securities of Vignette other than the shares and other rights set forth opposite such Stockholder’s name on Schedule I hereto.

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5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Open Text. The Stockholder understands and acknowledges that Open Text is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF OPEN TEXT AND MERGER SUB

Each of Open Text and Merger Sub hereby represents and warrants, jointly and severally, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and general principles of equity. The execution and delivery of this Agreement by each of Open Text and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or bylaws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at Open Text’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Open Text’s sole expense) take such further actions, as Open Text may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) shall terminate with respect to each Stockholder, and only with respect to each Stockholder, and all rights and obligations of the Parties hereto shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Open Text to the Stockholders, or (c) the termination of the Merger Agreement in accordance with the terms thereof. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is

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signed in the case of an amendment, by each party to this Agreement, or in the case of waiver, by each party against whom the waiver is to be effective.

7.4 Expenses. Except as otherwise contemplated herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be delivered by hand, by registered, certified or express mail, by reputable overnight courier service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto) and shall be deemed given when so delivered by hand or sent by facsimile (receipt confirmed), or if mailed, four days after mailing (one business day in the case of express mail or overnight courier service):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Open Text:

Open Text Corporation

100 Tri-State International Parkway

Third Floor

Lincolnshire, IL 60609

Telecopy No.: (847) 267-8049

Attention: General Counsel

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, GA 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

Attention: David Brown

If to Vignette:

Vignette Corporation

1301 South MoPac Expressway

Suite 100

Austin, TX 78746

Telecopy No.: (512) 731-4325

Attention: General Counsel

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with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

Telephone: (512) 338-5422

Fax: (512) 338-5499

Attention: Brian K. Beard

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement and the Proxy between a Stockholder and Open Text collectively set forth the entire understanding of Open Text and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between Open Text and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Open Text and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Open Text and its successors and assigns) any rights or remedies of any nature.

7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in her, his or its capacity as a stockholder of Vignette. If any Stockholder is or becomes an officer or member of the Board of Directors of Vignette, nothing herein shall in any way limit or affect actions taken by him or her in such capacity, and no action taken in his or her capacity as such as

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officer or director in furtherance of his or her fiduciary duties as an officer or director of Vignette shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Open Text shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Open Text nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Open Text under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Open Text under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Open Text, under any other agreement between Open Text and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Open Text, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the actions contemplated by the Merger Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN

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INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.18 Stockholders Obligations Individual. The obligations of each Stockholder hereunder shall be individual and not joint or several and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

(Signature pages follow.)

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

OPEN TEXT CORPORATION

By:
Name:	Paul McFeeters
Title:	Chief Financial Officer

SCENIC MERGER CORP.

By:
Name:	Paul McFeeters
Title:	Chief Financial Officer

[Signature Page to Voting Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Vignette Corporation, a Delaware corporation (“Vignette”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Open Text Corporation, a Canadian corporation (“Open Text”), Paul McFeeters and John Trent, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of Vignette owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of Vignette which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of Vignette referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares until after the Voting Covenant Expiration Date (as defined in the Voting Agreement).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Open Text, Merger Corp., a Delaware Corporation and wholly-owned subsidiary of Open Text (“Merger Sub”), the Stockholder and the other stockholders of Vignette appearing as signatories thereto, and is granted in consideration of Open Text entering into the Agreement and Plan of Merger, dated as of the date hereof, among Merger Sub and Open Text (the “Merger Agreement”). This proxy will terminate, and be of no further force and effect, automatically on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Vignette, including the Company Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Vignette is sought, as applicable:

(a) in favor of the Merger Agreement, the Merger and such other matters contemplated by the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the actions contemplated by the Merger Agreement) that would result in a breach of any representation, warranty, covenant or obligation of Vignette under the Merger Agreement; and

(c) against the following actions (other than the Merger and the actions contemplated by the Merger Agreement): (i) any Acquisition Proposal or Acquisition Transaction; and (ii) any other action (including amendment to Vignette’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, prevent or materially delay the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(Signature pages follow.)

2

EXHIBIT B

CERTIFICATE OF MERGER

OF

SCENIC MERGER CORP.

(a Delaware corporation)

INTO

VIGNETTE CORPORATION

(a Delaware corporation)

VIGNETTE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The names and states of incorporation of the constituent corporations participating in the merger are:

Name	State of Incorporation

Scenic Merger Corp.	Delaware

Vignette Corporation	Delaware

2. An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

3. The name of the surviving corporation in the merger shall be Vignette Corporation (the “Surviving Corporation”).

4. The certificate of incorporation of Vignette Corporation, as in effect immediately prior to the merger, shall be amended at the effective time of the merger to read in its entirety as set forth on Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 100 Tri-State International Parkway, Third Floor, Lincolnshire, IL 60609.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the constituent corporations.

IN WITNESS WHEREOF, Vignette Corporation has caused this Certificate of Merger to be signed by its duly authorized officer this          day of                         , 2009.

VIGNETTE CORPORATION

By:
Name:
Title:

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

VIGNETTE CORPORATION

VIGNETTE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation is Vignette Corporation.

SECOND. The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares of common stock, having a par value of $0.001 per share.

FIFTH. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal by-laws.

SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH. The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.